NEWS RELEASE

Date:     IMMEDIATE (April 13, 1995)

Contact:  BERNARD J. KORMAN
          President/Chief Executive Officer
          MEDIQ Incorporated
          (609) 665-9300

    PENNSAUKEN, NJ -- MEDIQ Incorporated, a healthcare services company, today announced that its Board of Directors accepted the recommendation of its Special Committee rejecting the offer of MEDIQ Acquisition Corp.
to acquire MEDIQ as being inadequate. In accepting the Special Committee recommendation, the Board of Directors consulted with its investment banker, Lazard Freres & Co. The Company also stated that it will continue to solicit offers for the Company and its wholly-owned subsidiaries including MEDIQ/PRN Life Support Services, Inc., and has directed Lazard Freres & Co. to continue its efforts in this regard.

    In addition, the Company announced that it entered into an agreement to sell Medifac, Inc., its healthcare facility planning, design and project management subsidiary, and certain real estate, to the management group of Medifac, headed up by James W. Eastwood, President and Chief Executive Officer, for an aggregate sale price of $11.8 million.

    The Company continues to focus on the sale of its non-core businesses including Health Examinetics, Inc., MEDIQ Mobile X-Ray Services, Inc. and MEDIQ Imaging Services, Inc.

    MEDIQ Incorporated, whose shares (MED and MED.Pr) and debentures (MED.C and MED.NP) are traded on the American Stock Exchange, provides essential healthcare services in a cost effective manner to a variety of healthcare providers. MEDIQ's principal business is MEDIQ/PRN, the country's leading provider of life support and critical care medical equipment on a rental basis. Other MEDIQ operations include portable x-ray, nuclear imaging and ultrasound services, healthcare facility planning, design and project management and utilization review of medical claims made to insurance companies. MEDIQ also owns 47% of PCI Services, Inc. (NASDAQ:PCIS), a leading independent provider of pharmaceutical packaging services; 47% of NutraMax Products, Inc. (NASDAQ:NMPC), a leading health and personal care products company, marketing products in the feminine needs, cough/cold, baby care, eye care and personal care categories; and 40% of MMI Medical, Inc. (NASDAQ:MMIM), a leading independent provider of cost-effective specialized services to hospital radiology departments and other healthcare providers.